Exhibit 99.2
MAGELLAN APPOINTS NEW PRESIDENT
AND CHIEF EXECUTIVE OFFICER AND
ANNOUNCES BOARD CHANGES
     HARTFORD, Conn., December 15, 2008 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (the “Company” or “Magellan”) announced the appointment of William H. Hastings as its new President and Chief Executive Officer (CEO) and related changes to its Board of Directors. Daniel J. Samela has resigned as Acting President and CEO but will remain with the Company and continue to serve as Magellan’s Chief Financial Officer (CFO), Chief Accounting Officer and Treasurer.
     New President and Chief Executive Officer
     “Magellan’s Board is very pleased to have Bill Hastings assume the positions of President and CEO. Bill brings more than twenty-seven years of proven experience in the successful development of oil and natural gas reserves and also in the management of commercial gas operations, both in the U.S. and overseas, for Marathon Oil Company and other energy concerns.” stated Walter McCann, Magellan’s Chairman of the Board.
     Mr. Hastings, 53, most recently served as President of Nova Atlantic Group LLC, which focuses on development of “stranded” natural gas reserves. He previously spent twenty-six years working for Marathon Oil, an international energy company based in Houston, Texas. At Marathon, he served in various executive capacities in Houston and in London where he was responsible for new business development and asset growth initiatives. Mr. Hastings is a 1977 graduate of Purdue University, with a B.S. in Industrial Management and also received an M.B.A. in Managerial Finance in 1980 from Indiana University. He resides in Falmouth, Maine.
     “Magellan’s acquisition of a 100% interest in our Magellan Petroleum Australia (MPAL) subsidiary two years ago was a major milestone in our Company’s history. We now look to Bill to lead Magellan’s diversification and to build new business. Magellan has a strong balance sheet in a difficult operating environment. By targeting new financial and operational opportunities and efficiencies, we will begin to undertake substantive growth initiatives. We are optimistic about Magellan’s future, and fortunate to have the benefit of Bill’s extensive experience and proven leadership.” added Mr. McCann.

     “I am excited about joining Magellan, “ Mr. Hastings said, “it has resilience, a sound asset base, and is a solid platform for future growth to meet growing demand for energy in Australia and Asia. There is much to be done and I look forward to meeting the challenges that we face.”
     The Board and Mr. Hastings have approved a term sheet setting forth the material terms of his employment by the Company. The Company will file a copy of Mr. Hastings’ Term Sheet with the SEC on a current report on Form 8-K. The Company and Mr. Hastings intend to enter into a definitive employment agreement incorporating the terms of employment described on the Term Sheet as soon as practicable.
     Mr. McCann stated, “a guiding principle in our hiring decision is to ensure that Mr. Hastings’ compensation is closely aligned with our shareholders’ interests. Accordingly, his compensation focuses on an option program related to the time necessary to implement our shared strategic vision, the achievement of mutually agreed performance targets, and the need to raise significant capital. Additional capital will be needed to exploit our current assets and expand our reach into other areas of energy exploration and development.”
     The Board has also agreed to move Magellan’s corporate office from Hartford, Connecticut to Portland, Maine.
     Mr. McCann stated, “The Board thanks Dan Samela for his dedicated service to the Company as its acting President and CEO since 2004. We look forward to continue working with Dan as the Company’s Chief Financial Officer, Chief Accounting Officer and Treasurer.”
     Changes to the Board of Directors
     The Company also announced that Timothy L. Largay has resigned as a member of the Board of Directors of the Company, as an Assistant Secretary of the Company, and as a member of the Board of Directors of MPAL. Mr. Largay has served on the Company’s Board since 1996 and on the MPAL Board since 2001.
     “Tim Largay has served Magellan exceptionally well as an attorney and as a Director,” said Board Chairman Walter McCann. “He has been a steady hand in difficult moments, which every company experiences. His ability to cut to the heart of complex matters has been invaluable.”
     The Company’s Board of Directors unanimously elected William H. Hastings to fill the vacancy on the Company’s Board created by Mr. Largay’s resignation, effective immediately. Concurrently, Mr. Hastings has also been recommended for election as a member of the Board of Directors of MPAL, which election is expected in the near future.
     The Board has also unanimously determined to nominate Mr. Hastings for a three-year term of office as a Company director, commencing at the 2008 annual meeting of shareholders and expiring at the 2011 annual meeting of shareholders. The Board will announce the record date and meeting date for the 2008 annual meeting in the near future.

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For further information, please contact:
William H. Hastings, President and CEO, (207) 776-5616
Daniel J. Samela, Chief Financial Officer, at (860) 293-2006
Forward- Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.